Exhibit 10.4
Moderna, Inc.
Amended and Restated Non-Employee Director Compensation Policy
The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of Moderna, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.Cash Retainers
(a)Annual Retainer for Board Membership: $60,000 for general availability and participation in meetings and on conference calls of our Board of Directors (the “Board of Directors”). No additional compensation for attending individual Board of Director meetings.
(b)Additional Annual Retainer for Non-Executive Chairman of the Board of Directors: $65,000
(c)Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$25,000
Audit Committee non-Chairperson member:	$12,000
Compensation & Talent Committee Chairperson:	$20,000
Compensation & Talent Committee non-Chairperson member:	$10,000
Nominating and Corporate Governance Committee Chairperson:	$15,000
Nominating and Corporate Governance Committee non-Chairperson member:	$7,500
Product Development Committee Chairperson:	$15,000
Product Development non-Chairperson member:	$10,000
No additional compensation for attending individual committee meetings. All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the Outside Director. Cash retainers owing to Outsider Directors shall be annualized, meaning that with respect to Outside Directors who join the Board of Directors during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.
II.Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
i.Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718 and which shall generally reflect, when calculating the fair value, the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) (the “NASDAQ”) of one share of the Company’s common stock over the preceding 20 trading days, up to and including the last trading day immediately preceding the grant date; and (ii) any award of restricted stock and restricted stock units (“RSUs’) the product of (A) the average closing market price on the NASDAQ over the preceding 20 trading days, up to and including the last trading day immediately preceding the grant date of one share of the Company’s common stock on the grant date and (B) the aggregate number of shares pursuant to such award.
ii.Revisions. The Compensation & Talent Committee (the “Compensation Committee”) in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
iii.Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan (as amended from time to time, the “Stock Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
iv.Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time equity grant (the “Initial Grant”) with a Value of $400,000, of which 75% of the Value shall be delivered in the form of a non-statutory stock option and 25% of the Value shall be delivered in the form of RSUs. The portion of the Initial Grant delivered as a stock option shall have an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years, and shall vest in full on the one-year anniversary of the grant date. The portion of the Initial Grant delivered as RSUs shall vest in full on the one-year anniversary of the grant date. All vesting of the Initial Grant shall cease if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
v.Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive an equity grant on the date of such Annual Meeting of Stockholders (the “Annual Grant”) with a Value of $425,000, of which 75% of the Value shall be delivered in the form of a non-statutory stock option, and 25% of the Value shall be delivered in the form of RSUs. The portion of the Annual Grant delivered as a stock option shall have an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years, and shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders. The portion of the Annual Grant delivered as RSUs shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders. All vesting of the Annual Grant shall cease if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. If a new Outside Director joins our Board of Directors on a date other than the date of the Company’s Annual Meeting of Stockholders, then such Outside Director will be granted a pro-rata portion of the Annual Grant based on the time between such Outside Director’s appointment and the next Annual Meeting of Stockholders, on the first eligible grant date following such Outside Director’s appointment to our Board of Directors.
III.Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.
IV.Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $1,500,000 for the first year of service and $1,000,000 for each year of service thereafter (or such other limits as may be set forth in Section 3(b) of the Stock Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Amended and Restated Policy Approved: March 21, 2019, as amended March 27, 2020 and as further amended April 28, 2021.